Exhibit 10.1

[TRAMMELL CROW COMPANY LETTERHEAD]

November 24, 2003

William F. Concannon

[XXXXXXXXXX]

[XXXXXXXXXX]

Re:          Employment Agreement

Dear Bill:

We are pleased to present you with this employment letter agreement (“Agreement”) which sets forth the terms upon which you will continue to be employed by Trammell Crow Company (the “Company”, or “we”, or “us”).

1.             Employment Period.  Subject to the terms and provisions of this Agreement, we agree to continue to employ you, and you agree to continue to be employed by us, for a period (the “Employment Period”) commencing effective as of November 24, 2003 and expiring March 31, 2006; provided, that on March 31, 2006 and on each subsequent March 31, this Agreement will automatically be extended for one additional year unless, during the four month period beginning June 1 and ending October 1 immediately prior to the next scheduled extension, you or we will have given written notice (a “Non-Renewal Notice”) that the Employment Period will not be extended (a “Non-Renewal”).

2.             Employment Terms and Conditions.

(a)           Position and Duties; Extent of Services; Location.  During the Employment Period, you will serve as Vice Chairman of the Company and from time to time will serve in such other positions as the Board of Directors of the Company (the “Board”) may from time to time determine.  In so doing, you will, under the general oversight and supervision of the Company’s Chief Executive Officer, (i) serve on the Executive Officer Committee (as defined herein), (ii) serve as a senior strategist and spokesman for the Company in connection with the Company’s operations in the outsourcing industry, (iii) assist in the development of business for the Company, especially in the outsourcing industry, (iv) assist in high-level special Company projects assigned to you by, and under the general supervision of, the Company’s Chief Executive Officer, and (v) have such other powers and duties (including holding officer positions with one or more Subsidiaries of the Company) as may be assigned from time to time by the Chief Executive Officer of the Company.  During the Employment Period, you will devote your full business time, energy, and best efforts to the business and affairs of the Company.  You agree not to engage, directly or indirectly, in any other business, investment, or activity that interferes with your performance of your duties under this

Agreement, is contrary to the interests of the Company or requires any portion of your business time, provided, however, that (A) you may serve on the board of directors (or similar governing body) of one public company other than the Company if the Board has provided prior approval for such service and (B) unless it would unreasonably interfere with your performance of your duties to the Company, you may serve on the board of directors (or similar governing body) of no more than one other organization that does not directly or indirectly conduct a Competing Business (as defined herein), in each case which boards shall be in addition to the boards of directors (or similar governing bodies) on which you serve at the request of the Company.  The Board is aware that you currently serve as a director of Charles River Associates Incorporated and also, at our request and direction, as a director of Savills PLC, both of which previously have been approved by the Board and may be continued notwithstanding the limitation contained in clause (A) of the immediately preceding sentence. The location of your principal work office will be Dallas, Texas.  “Subsidiary” means any entity 50% or more of the voting securities of which are owned, directly or indirectly, by the Company.

(b)           Compensation.  During the Employment Period, you will receive an annual base salary of $310,000 (“Annual Base Salary”), payable in accordance with the customary payroll practices of the Company for executive officers.  The Board, in its sole discretion, may at any time increase the amount of the Annual Base Salary as it may deem appropriate.  The term “Annual Base Salary” will refer to the Annual Base Salary as it may be so increased from time to time.  In addition, during the Employment Period, you will (i) be eligible to receive an annual bonus payment of up to 175% of your Annual Base Salary for the applicable year (such dollar amount for the applicable year, the “Annual Bonus Target”), subject to any terms or conditions as may be established by the Board or its Compensation Committee, provided, that you will be provided an individual “annual incentive plan” for each year and any performance criteria included in such plan must be reasonably achievable (the satisfaction of such terms and conditions to be determined by the Board or its Compensation Committee in its sole good faith discretion) (each an “Annual Bonus”); (ii) be entitled to participate in all incentive, savings, stock option, profit sharing and retirement plans, practices, policies and programs applicable generally to other executives of the Company (“Investment Plans”), subject to all of the terms and conditions of such Investment Plans; and (iii) be eligible to participate in all health, life and disability insurance policies, all death and disability plans, practices, policies and programs and all other welfare benefit plans, practices, policies and programs which are in each such case applicable generally to other executives of the Company (“Welfare Plans”), subject to all of the terms and conditions of such Welfare Plans.  Subject to Sections 4 and 5, any Annual Bonus awarded to you by the Board or the Compensation Committee of the Board for any calendar year will be payable in March of the following year, whether or not you are employed by the Company at such time.  The term “Executive Officer Committee” will refer to the Company’s Executive Officer Committee, any successor committee thereto, and if there is no longer such a committee at the time in question, then a comparable group of the Company’s executive officers (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934).

(c)           Relocation Payments.  We hereby memorialize our prior agreement to pay you the unpaid balance of a relocation bonus of $450,000 in support of your relocation from Stamford, Connecticut to Dallas, Texas in 2002, which relocation bonus was originally payable in 36 monthly payments of $12,500 per month in the first pay cycle of each month and which monthly payments commenced on September 3, 2002.  Except as otherwise provided in Sections 4(a), 4(b)(iv), 4(c)(v), 5(a), 5(b)(iv) and 5(c)(v), our obligation to make these monthly payments to you, or a lump sum payment to you in satisfaction thereof, will cease at such time as you are no longer employed by us for any reason.  Such monthly relocation bonus payments are referred to herein as the “Relocation Payments.”

(d)           Vesting of Equity Awards.  Notwithstanding the provisions of any plan or agreement governing such an Award (as defined in Section 4(c)), all Awards granted to you that remain outstanding and unvested immediately prior to the occurrence of a Change in Control automatically shall vest in full upon the occurrence of the Change in Control.

(e)           As used in this Agreement:

(i)            “Change in Control” has the meaning given such term in the Trammell Crow Long-Term Incentive Plan (as such plan is in effect on the date of this Agreement, the “LTIP”); provided, however, that the occurrence of a Rule 13e-3 transaction (within the meaning of Rule 13e-3 promulgated under the Securities Exchange Act of 1934 or any similar successor rule thereto) that has been approved by the Board and subsequent to which you are part of a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 or any similar successor rule thereto) that owns more than 50%, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company will not be deemed to be a Change in Control; provided, further, if, prior to any Change in Control, you terminate your employment for Good Reason or your employment is terminated by the Company without Cause or as a result of a Non-Renewal Notice delivered by the Company prior to such Change in Control and a Change in Control occurs within 180 days after such termination, or within 180 days after such Non-Renewal Notice delivery in the case of a Non-Renewal (excluding a Change in Control that occurs pursuant to an unsolicited tender or exchange offer by any person, in response to which the Company does not recommend acceptance of the person’s tender or exchange offer), then for all purposes hereof, the date of the Change in Control with respect to your employment shall mean the date immediately prior to such termination, or immediately prior to such Non-Renewal Notice delivery in the case of a Non-Renewal; provided, further that notwithstanding that any such transaction does not constitute a Change in Control as defined in the LTIP, a Change in Control shall be deemed to have occurred for all purposes under this Agreement upon either (A) the consummation of a Business Combination (as defined in the LTIP) with a National Competitor, unless, following such Business Combination, the conditions in clauses (B) and (C) of Section 1.6 (iii) of the LTIP are satisfied and all or substantially all of the individuals and entities who were the beneficial owners of, respectively, the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities (each as defined in the LTIP) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60%, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, or (B) the acquisition by any National Competitor (or any group (as defined in the LTIP) of which a National Competitor is a controlling (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934) member of the group) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of either the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities.  By way of clarification, any transaction with a National Competitor that constitutes a Change in Control as defined in the LTIP shall be considered a Change in Control for all purposes under this Agreement.

(ii)           “National Competitor” means any one of the companies known as Jones Lange LaSalle, Inc., Grubb and Ellis Co. and CB Richard Ellis or their respective successors.

3.             Termination of Employment.

(a)           Death.  Your employment hereunder will terminate automatically upon your death.

(b)           Disability.  If your Disability occurs, we may give you a written Notice of Termination (herein so called), and your employment will terminate effective 30 days later if you have not returned to perform, with or without reasonable accommodation, the essential functions of your position on a full-time basis.  “Disability” means your inability, due to physical or mental incapacity or impairment, to perform the material duties of your position(s) with the Company for any period of more than 120 consecutive days, or for more than 180 days, regardless of how consecutively they occur, during any 360-day period.

(c)           Termination by Us.  We may terminate your employment hereunder at any time (A), subject to Section 6(b), for Cause or (B) for any reason other than Cause.  “Cause” means (i) your continued failure to substantially perform your obligations and duties, as determined in good faith by the Board, and which is not remedied within 30 days after your receipt of written notice thereof; (ii) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined in good faith by the Board; (iii) material breach of Section 7 or 8 which is not cured within 30 days after your receipt of notice thereof, if such breach is capable of being cured; (iv) conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; (v) failure to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice thereof; or (vi) unlawful use (including being under the influence) or possession of illegal drugs.

(d)           Resignation by You.  You may terminate your employment hereunder at any time (i) subject to Section 6(a), for Good Reason or (ii) without Good Reason.  Prior to a Change in Control and following the second anniversary of such Change in Control, “Good Reason” means (A) any material diminution (considering all previous diminutions during the Employment Period in the aggregate, including all previous diminutions during the Employment Period which are not material when considered separately) in your position, authority, powers, functions, duties or responsibilities, including your removal from the Executive Officer Committee; provided, however, that Good Reason may not be asserted by you under this clause (A) after a Non-Renewal Notice has been given or on the basis that your term as a director of the Company expired and you were not nominated for election to the Board in 2006 or at any time thereafter; (B) the relocation or transfer of your principal office to a location more than 50 miles from your regular work address as of the date hereof without your consent; (C) any reduction in your Annual Base Salary; (D) any reduction in your Annual Bonus Target from your Annual Bonus Target for the calendar year 2003; (E) the receipt by you of Awards in any calendar year that differ (as to number, terms or type of Awards), in a manner adverse to you, from the Awards received by you in calendar year 2002, unless either (1) such adverse differences are in the same manner and to the same proportional extent as the average (mean) changes made to the Awards received by all other members of the Executive Officer Committee in such calendar year or (2) such adverse differences are directly related to the Board’s good faith assessment of your relative contribution to the Company or your relative performance as compared to other members of the Executive Officer Committee; provided, however, that in the case of adverse differences pursuant to clause (2), the receipt by you of a number of any type of Award in such calendar year that is less than one-half of the Final Average Number of Awards of such type for such calendar year shall constitute Good Reason; or (F) any failure by the Company to comply with any of the provisions of Section 2(b) which failure is not contemplated previously within this definition, excluding in all such cases any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.  Upon or after a Change in Control but prior to the second anniversary of such Change in Control, “Good Reason” means (A) any material diminution (considering all previous diminutions during the Employment Period in the aggregate, including all previous diminutions during the Employment Period which are not material when considered separately) in your position, authority, powers, functions, duties or responsibilities in effect immediately prior to the Change in Control, including your removal from the Executive Officer Committee (subject to the same exclusions as provided above prior to a Change in Control and following the second anniversary of such Change in Control); (B) any reduction in your Annual Base Salary; (C) (i) any reduction in your Annual Bonus Target from your Annual Bonus Target for the calendar year 2003 or (ii) the awarding to you of an Annual Bonus that is less in amount than the Annual Bonus awarded to you for the calendar year immediately preceding the year during which the Change in Control occurs; (D) the receipt by you of Awards in any calendar year that differ (as to number, terms or type of Awards), in a manner adverse to you, from the Awards received by you in calendar year 2002, unless either (1) such adverse differences are in the same manner and to the same proportional extent as the average (mean) changes made to the Awards received by all other members of the Executive Officer Committee in such calendar year or (2) such adverse differences are directly related to the Board’s good faith assessment of your relative contribution to the Company or your relative performance as compared to other members of the Executive Officer Committee; provided, however, that in the case of adverse differences pursuant to clause (2), the receipt by you of a number of any type of Award in such calendar year that is less than one-half of the Final Average Number of Awards of such type for such calendar year shall constitute Good Reason; or (E) any failure by the Company to comply with any of the provisions of Section  2(b) which failure is not contemplated previously within this definition; or (F) the relocation or transfer of your principal office to a location more than 50 miles from your regular work address as of the date hereof without your consent, excluding in all such cases any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.  As used in this Agreement:

(i)            “Final Average Number of Awards” means, for any calendar year and for each type of Award granted during such year, the quotient (rounded up to the nearest whole number) equal to the aggregate number of Awards of such type received by all members of the Adjusted EOC Group in such calendar year, divided by the number of members of the Adjusted EOC Group in such calendar year.

(ii)           “Adjusted EOC Group” means, for any calendar year and for each type of Award granted during such year, the members of the Executive Officer Committee who are eligible to receive Awards of such type in such calendar year, excluding the Chief Executive Officer of the Company and each Outlier Award Recipient in such calendar year; provided, however, that if more than 50% of the members of the Executive Officer Committee for any calendar year are determined to be Outlier Award Recipients in such calendar year, then, notwithstanding the foregoing, all members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) who are eligible to receive Awards of such type in such calendar year shall be included in the Adjusted EOC Group for such calendar year with respect to such type.

(iii)          “Outlier Award Recipient” means, for any calendar year and for each type of Award granted during such year, each member of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) who is eligible to receive Awards of such type in such calendar year and who receives a number of Awards of such type in such calendar year that is (i) 150% or more of the Preliminary Average Number of Awards or (ii) 66 2/3% or less of the Preliminary Average Number of Awards.

(iv)          “Preliminary Average Number of Awards” means, for any calendar year and for each type of Award granted during such year, the quotient (rounded up to the nearest whole number) equal to the aggregate number of Awards of such type received by all members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) in such calendar year, divided by the number of members of the Executive Officer Committee (excluding the Chief Executive Officer of the Company) who are eligible to receive Awards of such type in such calendar year.

(v)           The phrase “number of Awards” refers to the underlying number of shares of capital stock of the Company to which the applicable Award relates.

(e)           Expiration of Term.  Your employment will end at the expiration of the Employment Period as a result of any Non-Renewal.  Except as described in Sections 3(e)(i), (ii), and (iii) and in the definition of Change in Control, a termination of your employment under this Agreement due to the expiration of the Employment Period as a result of any Non-Renewal will not be deemed a termination of your employment entitling you to any benefits described in Section 4 or Section 5.

(i)            If the Company delivers a Non-Renewal Notice to you prior to any Change in Control or after the first anniversary of such Change in Control, upon the effectiveness of such Non-Renewal you will be entitled to receive (A) the compensation and benefits that you would be entitled to receive if you resigned without Good Reason as described in Section 4(b) (other than the compensation and benefits described in Section 4(b)(v)), (B) an amount equal to your Pro Rata Bonus, which will be paid at such time as the Company pays its other members of the Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year in which termination of your employment occurs, and (C) the severance or separation benefits (including continuation of any welfare benefits) provided generally by us to the members of the Executive Officer Committee under our general policies in effect from time to time upon termination by the Company of their employment (excluding any other severance or separation benefits available to any member of the Executive Officer Committee pursuant to an employment agreement and not under our general policies in effect from time to time).

(ii)           If the Company delivers a Non-Renewal Notice to you after a Change in Control but prior to the first anniversary of such Change in Control, upon the effectiveness of such Non-Renewal you will be entitled to receive the compensation and benefits that you would be entitled to receive if you were terminated without Cause or you resigned with Good Reason as described in Section 5(c).

(iii)          If any Non-Renewal is effected at your election, upon the effectiveness of such Non-Renewal you will be entitled to receive (i) an amount equal to your Pro Rata Bonus, which will be paid at such time as the Company pays its other members of the Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year in which termination occurs, and (ii) as applicable, (A) if your Non-Renewal Notice is delivered prior to any Change in Control or after the first anniversary of such Change in Control, the compensation and benefits that you would be entitled to receive if you resigned without Good Reason as described in Section 4(b) (other than the compensation and benefits described in Section 4(b)(v)), or (B) if your Non-Renewal Notice is delivered after a Change in Control but prior to the first anniversary of such Change in Control, the compensation and benefits that you would be entitled to receive if you resigned without Good Reason as described in Section 5(b) (other than the compensation and benefits described in Section 5(b)(v)).

Except as described in this Section 3(e) in the event of your termination due to a Non-Renewal election by us or you, you will forfeit all rights to any other compensation.

4.             Compensation Upon Termination Prior to a Change in Control and After the Second Anniversary of such Change in Control (Other than as a Result of a Non-Renewal Election).  Prior to a Change in Control and after the second anniversary of such Change in Control, conditioned on the effectiveness of a Release and, where indicated below, your written resignation from the Board signed by you or your legal representative, you will be entitled to the following compensation from the Company upon the termination of your employment, which shall be in lieu of any other severance pay or employment benefits to which you might otherwise be entitled (whether contractual, under a severance plan, the WARN Act, any other applicable law, or otherwise):

(a)           Death or Disability.  If your employment is terminated by reason of your death or Disability, the Company will pay you or your legal representative, as applicable, (A) in a cash lump sum within thirty (30) days after the effective date of the Release and, in the case of your Disability, your resignation from the Board pursuant to Section 6(e), the following amounts:  (1) the sum of your unpaid Annual Base Salary through the date of termination and any compensation previously deferred by you (together with any accrued interest or earnings thereon) (“Accrued Obligations”); (2) the amount of any unpaid Annual Bonus that was awarded to you prior to the date of termination; and (3) all remaining unpaid Relocation Payments; (B) any amounts arising from your participation in any Investment Plan (“Accrued Investments”), which amounts will be payable in accordance with the terms and conditions of such Investment Plan; (C) any amounts to which you are entitled from your participation in, or benefits under, any Welfare Plan (“Accrued Welfare Benefits”), which amounts will be payable in accordance with the terms and conditions of such Welfare Plan; and (D) an amount equal to your Pro Rata Bonus, which will be paid at such time as the Company pays its other members of the Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year in which termination of your employment occurs.  Prior to a Change in Control and following the second anniversary of such Change in Control, “Pro Rata Bonus” means the amount equal to the product of (i) the dollar amount of your Annual Bonus Target for the calendar year in which your employment is terminated that the Board or its Compensation Committee determines in its sole good faith discretion you would have been entitled to for such year pursuant to Section 2(b) if you had been employed by us for such entire calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed in such calendar year as of the date of termination, and the denominator of which is 365.  Upon or after a Change in Control but prior to the second anniversary of such Change in Control, “Pro Rata Bonus” means the amount equal to the product of (i) your Annual Bonus Target for the calendar year in which your employment is terminated (or your Annual Bonus Target for the immediately preceding year if you resign for Good Reason as defined in the second clause (C)(i) of Section 3(d)), multiplied by (ii)  the average (mean) percentage of annual cash incentive bonus targets actually paid as bonuses to the members of the Executive Officer Committee as a group for such year, and multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed in such calendar year as of the date of termination, and the denominator of which is 365.  Except as described in this Section 4(a), in the event of your termination by reason of your death or Disability, you and your legal representatives, as applicable, will forfeit all rights to any other compensation.

(b)           For Cause; Resignation by You Without Good Reason.  If your employment is terminated by us for Cause or by you without Good Reason, we will have no further obligations to you other than the obligation for payment of (i) Accrued Obligations (which will be payable within the time period set forth in Section 4(a)(A) above), (ii) the Accrued Investments and the Accrued Welfare Benefits (which will be payable in accordance with the terms and conditions of the Investment Plans and the Welfare Plans, as applicable), (iii) the amount of any unpaid Annual Bonus that was awarded to you prior to the date of termination (which will be payable in a lump sum in cash within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e)), (iv) only if your employment is terminated by you without Good Reason (and not if your employment is terminated by us for Cause), all remaining unpaid Relocation Payments (which will be payable in a lump sum in cash within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e)), and (v) only if your employment is terminated by you before June 1, 2004 without Good Reason (and not if your employment is terminated by us for Cause), $300,000 (which will be payable in a lump sum in cash within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e)).  If your employment is terminated by you after May 31, 2004, you will not be entitled to receive the payment described in Section 4(b)(v).  Except as described in this Section 4(b), in the event of your termination by the Company for Cause or due to your resignation without Good Reason, you will forfeit all rights to any other compensation.

(c)           Without Cause; Resignation for Good Reason.  If we terminate your employment without Cause or you resign for Good Reason, then we will pay or provide to you:

(i)            a cash lump sum within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e) equal to the aggregate of the following amounts:  (A) the Accrued Obligations; (B) an amount equal to the highest Annual Base Salary to which you were entitled during the twelve months immediately preceding the date of termination; (C) the sum of (i) one-half of your average (mean) Annual Bonus awarded to you for the three years preceding termination (including any unpaid Annual Bonus payable to you pursuant to Section 4(c)(i)(D)) plus (ii) one-half of the dollar amount of your current Annual Bonus Target (or your Annual Bonus Target for the immediately preceding year if you resign for Good Reason as defined in the first clause (D) of Section 3(d)); and (D) the amount of any unpaid Annual Bonus that was awarded to you prior to the date of termination;

(ii)           an amount equal to your Pro Rata Bonus, which will be paid at such time as the Company pays its other members of the Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year in which termination of your employment occurs;

(iii)          the Accrued Investments and the Accrued Welfare Benefits, which amounts will be payable in accordance with the terms and conditions of the Investment Plans and the Welfare Plans, as applicable;

(iv)          if you are entitled on the date of termination to coverage under the healthcare portion of the Trammell Crow and Associated Companies Welfare Benefits Plan or a similar Company group health arrangement (the “Health Plan”), continuation of such coverage for you and your dependents for a period ending on the 180th day following the second anniversary of the date of termination, at the active employee cost payable by you with respect to those costs paid by you prior to your termination; provided, however, that this coverage will count towards the depletion of any continued health care coverage rights that you and your dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided further, however, that you or your dependents’ rights to continued health care coverage pursuant to this Section will terminate at the time you or your dependents become covered, as described in COBRA, under another group health plan, and will also terminate as of the date the Company ceases to provide coverage to its senior executives generally under any such Health Plan; and

(v)           all remaining unpaid Relocation Payments.

Notwithstanding the provisions of any plan or agreement governing such an Award, the Company will also continue to vest all of your outstanding Awards that would have otherwise vested during the twelve (12) month period beginning on the date of termination and such Awards will continue to vest and, if applicable, be exercisable during such twelve (12) month period; provided, however, that nothing set forth herein shall result in an extension of the term of any Award beyond the term of the Award that would be applicable absent any termination of your employment; provided, further, however, that, in the case of a termination of your employment pursuant to this Section 4(c), if the terms of the plan or agreement governing such Award are more favorable to you as to vesting or exercisability than the terms of this paragraph, then the more favorable term(s) of such Award agreement or plan (in lieu of the corresponding less favorable term(s) in this paragraph) shall govern the vesting or exercisability, as the case may be, of such Award upon your termination.  “Award” means any option to acquire common stock, restricted stock award, stock appreciation right or similar equity-based award granted under the Trammell Crow Long-Term Incentive Plan or any other option or equity-based incentive plan sponsored by the Company.  Except as described in this Section 4(c), in the event of your termination by us without Cause or by you for Good Reason, you will forfeit all rights to any other compensation.

5.             Compensation Upon Termination Occurring On or Within Two Years After a Change in Control (Other than as a Result of a Non-Renewal Election).  After a Change in Control and on or before the second anniversary of such Change in Control, conditioned on the effectiveness of a Release and, where indicated below, your resignation from the Board signed by you or your legal representative, you will be entitled to the following compensation from the Company upon termination of your employment, which shall be in lieu of any other severance pay or employment benefits to which you might otherwise be entitled (whether contractual, under a severance plan, the WARN Act, any other applicable law, or otherwise):

(a)           Death or Disability.  If your employment is terminated by reason of your death or Disability, the Company will pay you or your legal representative, as applicable, (A) in a cash lump sum within thirty (30) days after the effective date of the Release and, in the case of your Disability, your resignation from the Board pursuant to Section 6(e), the following amounts:  (1) the Accrued Obligations; (2) the amount of any unpaid Annual Bonus that was awarded to you prior to the date of termination; and (3) all remaining unpaid Relocation Payments; (B) the Accrued Investments, which amounts will be payable in accordance with the terms and conditions of such Investment Plan; (C) the Accrued Welfare Benefits, which amounts will be payable in accordance with the terms and conditions of the Welfare Plans; and (D) an amount equal to your Pro Rata Bonus, which will be paid at such time as the Company pays its other members of the Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year in which termination of your employment occurs.  Except as described in this Section 5(a), in the event of your termination by reason of your death or Disability, you and your legal representatives, as applicable, will forfeit all rights to any other compensation.

(b)           For Cause; Resignation by You Without Good Reason.  If your employment is terminated by us for Cause or by you without Good Reason, we will have no further obligations to you other than the obligation for payment of (i) Accrued Obligations (which will be payable within the time period set forth in Section 5(a)(A) above), (ii) the Accrued Investments and the Accrued Welfare Benefits (which will be payable in accordance with the terms and conditions of the Investment Plans and the Welfare Plans, as applicable), (iii) the amount of any unpaid Annual Bonus that was awarded to you prior to the date of termination (which will be payable in a lump sum in cash within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e)), (iv) only if your employment is terminated by you without Good Reason (and not if your employment is terminated by us for Cause), all remaining unpaid Relocation Payments (which will be payable in a lump sum in cash within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e)), and (v) only if your employment is terminated by you before June 1, 2004 without Good Reason (and not if your employment is terminated by us for Cause), $300,000 (which will be payable in a lump sum in cash within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e)).  If your employment is terminated by you after May 31, 2004, you will not be entitled to receive the payment described in Section 5(b)(v).  Except as described in this Section 5(b), in the event of your termination by the Company for Cause or due to your resignation without Good Reason, you will forfeit all rights to any other compensation.

(c)           Without Cause; Resignation for Good Reason.  If your employment is terminated by the Company without Cause or by you for Good Reason (taking into account in each such case the definition of Change in Control), then, in lieu of any other severance pay or benefits, and conditioned on the effectiveness of a Release and your resignation from the Board signed by you, the Company will pay or provide to you:

(i)            a cash lump sum within thirty (30) days after the effective date of the Release and your resignation from the Board pursuant to Section 6(e) equal to the aggregate of the following amounts:  (A) the Accrued Obligations; (B) an amount equal to the product of one and one-half (1.5) multiplied by the sum of (x) the highest Annual Base Salary to which you were entitled during the twelve months immediately preceding the date of termination, and (y) the sum of (i) one-half of your average (mean) Annual

Bonus awarded to you for the three years preceding termination (or the three years preceding the year to which the Annual Bonus in question relates if you resign for Good Reason as defined in the second clause (C)(ii) of Section 3(d)), including any unpaid Annual Bonus payable to you pursuant to Section 4(c)(i)(D)) plus (ii) one-half of the dollar amount of your current Annual Bonus Target (or your Annual Bonus Target for the immediately preceding year if you resign for Good Reason as defined in the second clause (C)(i) of Section 3(d)); and (D) the amount of any unpaid Annual Bonus that was awarded to you prior to the date of termination;

(ii)           an amount equal to your Pro Rata Bonus, which will be paid at such time as the Company pays its other members of the Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year in which termination of your employment occurs;

(iii)          the Accrued Investments and the Accrued Welfare Benefits, which amounts will be payable in accordance with the terms and conditions of the Investment Plans and the Welfare Plans, as applicable;

(iv)          if you are entitled on the date of termination to coverage under the healthcare portion of the Health Plan, continuation of such coverage for you and your dependents for a period ending on the 180th day following the second anniversary of the date of termination, at the active employee cost payable by you with respect to those costs paid by you prior to your termination; provided, however, that this coverage will count towards the depletion of any continued health care coverage rights that you and your dependents may have pursuant to COBRA; provided further, however, that you or your dependents’ rights to continued health care coverage pursuant to this Section will terminate at the time you or your dependents become covered, as described in COBRA, under another group health plan, and will also terminate as of the date the Company ceases to provide coverage to its senior executives generally under any such Health Plan; and

(v)           all remaining unpaid Relocation Payments.

Notwithstanding the provisions of any plan or agreement governing such an Award and without limiting Section 2(d), (A) the Company will also continue to vest all of your outstanding Awards granted on or after a Change in Control that would have otherwise vested during the twelve (12) month period beginning on the date of termination and such Awards will continue to vest and, if applicable, be exercisable during such twelve (12) month period and (B) all of your outstanding Awards that are vested immediately prior to the date of termination shall be exercisable during the twelve (12) month period beginning on the date of termination; provided, however, that nothing set forth herein shall result in an extension of the term of any Award beyond the term of the Award that would be applicable absent any termination of your employment; provided, further, however, that, in the case of a termination of your employment pursuant to this Section 5(c), if the terms of the plan or agreement governing such Award are more favorable to you as to vesting or exercisability than the terms of this paragraph, then the more favorable term(s) of such Award agreement or plan (in lieu of the corresponding less favorable term(s) in this paragraph) shall govern the vesting or exercisability, as the case may be, of such Award upon your termination.  Except as described in this Section 5(c), in the event of your termination by us without Cause or by you for Good Reason (taking into account in each such case the definition of Change in Control), you will forfeit all rights to any other compensation.

6.             Other Provisions Relating to Termination.

(a)           Good Reason.  Upon you learning of any event described in the definition of Good Reason, you may terminate your employment for Good Reason by giving a Notice of Termination (describing, if applicable, the action required to cure the basis for termination) to us within 60 days thereafter. If the event constituting Good Reason may be cured, we will have the opportunity to cure any such event for a period of 60 days following receipt of your Notice of Termination.  If you do not give a Notice of Termination to us within 60 days after learning of an event giving rise to Good Reason, then this Agreement will remain in effect and, without any further act on your part, you will have waived your right to terminate your employment hereunder for Good Reason in respect of such event.

(b)           Cause.  Upon the Company learning of any event described in the definition of Cause, we may terminate your employment for Cause by giving a Notice of Termination (describing, if applicable, the action required to cure the basis for termination) to you within 60 days thereafter. If we do not give you a Notice of Termination within 60 days after learning of an event giving rise to Cause, then this Agreement will remain in effect and, without any further act on our part, we will have waived our right to terminate your employment for Cause in respect of such event.

(c)           Full Settlement; Mitigation.  In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts will not be reduced whether or not you obtain other employment.  The Company will not be liable to you for any damages for breach of this Agreement arising out of the termination of your employment other than for amounts payable under Section 3(e), 4 or 5, which amounts will be payable subject to the terms and conditions set forth therein.  The Company will be entitled to seek damages from you for any breach of Section 7 or 8 by you or for your criminal misconduct.

(d)           Release and Other Agreements.  Notwithstanding any other provision in this Agreement to the contrary, as a condition to receiving the benefits described in this Agreement, upon any termination of your employment hereunder you hereby agree to execute (and not revoke) a release in substantially the form attached hereto as Exhibit A (the “Release”) and such other documents and agreements as required by the Company, in the form and pursuant to the procedures reasonably established by the Company.  For purposes of this Agreement, the Release will be considered to have been executed by you if it is signed by your legal representative in the case of your legal incompetence or on behalf of your estate in the case of your death.  Upon your execution and delivery of the Release, the Company will also promptly execute and deliver the Release.

(e)           Resignation from the Board.  In connection with any termination of your employment with the Company, whether by you or the Company and whether during or after the Employment Period, you agree to resign from the Board and the boards of directors (or similar governing bodies) of our subsidiaries in writing, effective immediately after your receipt of any oral or written request from the Chairman of the Board of the Company for such resignation.

7.             Confidential Information.

(a)           You acknowledge that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that during the course of your employment with the Company you have received, will receive or will contribute to the Confidential Information.  Confidential Information includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers or vendors, customer and prospective customer lists, and information regarding methods of doing business.  However, Confidential Information does not include information that (i) is obtained by you from a source other than the Company or its affiliates who is not under a duty of non-disclosure to the Company or such affiliate or (ii) becomes generally available to the public other than through disclosure by you in violation of the provisions of this Agreement.

(b)           You are aware of those policies implemented by the Company to keep its Confidential Information secret.  You acknowledge that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(c)           During and following your employment by the Company, you will hold in confidence and will not directly or indirectly disclose, use, copy, make lists of, or make available to others any Confidential Information except in the good faith performance of your duties to the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process.  You agree to use reasonable efforts to give the Company notice (accompanied by a copy of the subpoena, order or other process used to compel disclosure) of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice within one (1) business day after you are informed that such disclosure is being or will be compelled.

(d)           You further agree not to use any Confidential Information for the benefit of any person or entity other than the Company.

(e)           Upon termination of your employment, you agree that all Confidential Information and other files, documents, materials and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in your possession, custody or control, whether prepared by you or others, will remain with or be returned to the Company promptly (within twenty-four (24) hours) after the date of such termination.

(f)            Notwithstanding anything herein to the contrary, you may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure.  For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transactions contemplated in this Agreement and does not include information relating to the identity of the parties hereto.

8.             Non-Competition; Non-Solicitation.

(a)           You acknowledge and agree that your use of Confidential Information and our lists of, and information concerning, customers and prospective customers in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company.  Accordingly, as a material inducement to the Company to enter into this Agreement; to protect the Company’s Confidential Information, including lists of, and information concerning, customers and prospective customers of the Company, that may be disclosed or entrusted to you (the disclosure of which by you in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that may be developed in you and the business opportunities that may be disclosed or entrusted to you by the Company; in consideration for the compensation and other benefits payable hereunder to you, for the benefits to you of having access to Confidential Information, including lists of, and information concerning, customers and prospective customers of the Company, during the Employment Period (the disclosure of which by you in violation of this Agreement would adversely affect the business goodwill of the Company); and for other good and valuable consideration, you hereby covenant and agree that, during the Term of Non-Competition, you will not directly or indirectly, individually or as an officer, director, manager, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any capacity whatsoever:

(i)            own, engage in, manage, operate, join, control, be employed by, provide Competing Services to, or participate in the ownership, management, operation or control of or provision of Competing Services to, a Competing Business operating in the Geographic Area;

(ii)           recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any person who, at any time during the twelve (12) month period ending on the date of termination, was an employee of the Company; provided, that you may hire any person that served as an administrative or clerical employee at the time their employment with the Company terminates so long as you do not recruit, contact or solicit such employee;

(iii)          induce or attempt to induce any employee of the Company to terminate, or in any way interfere with, the relationship between the Company and any employee thereof; or

(iv)          induce or attempt to induce any customer, client, supplier, service provider, or other business relation of the Company in the Geographic Area to cease doing business with the Company, or in any way interfere with the relationship between the Company and any such person.

Notwithstanding the foregoing, the Company agrees that you may own less than one percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as you do not otherwise participate in such competing business in any way prohibited by this Section.

(b)           You acknowledge that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs in this Section are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its Confidential Information and to protect the goodwill and other legitimate business interests of the Company, and also that the enforcement of such covenants would not cause you any undue hardship or unreasonably interfere with your ability to earn a livelihood.  If you violate the covenants and restrictions in this Section and the Company brings legal action for injunctive or other equitable relief, you agree that the Company will not be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining such relief.  Accordingly, you agree that the provisions in this Section will have a duration determined pursuant to Subsection (a) above, computed from the date the legal or equitable relief is granted.

(c)           As used in this Agreement:

(i)            “Competing Business” means a business that competes in any material respect with the business, or any line of business, engaged in by the Company or any of its Subsidiaries (A) at the time in question in respect of the Term of Non-Competition occurring prior to the date of termination of your employment and (B) as of the date of termination of your employment in respect of the Term of Non-Competition occurring on and after the date of termination of your employment.

(ii)           “Competing Services” means services that, if provided to a business other than a Competing Business, would constitute the conduct of a Competing Business.

(iii)          “Geographic Area” means the geographic area in which the Company or any of its Subsidiaries engages in its respective business or any line of its business (A) at the time in question in respect of the Term of Non-Competition occurring prior to the date of termination of your employment and (B) as of the date of termination of your employment in respect of the Term of Non-Competition occurring on and after the date of termination of your employment.

(iv)          “Term of Non-Competition” means the period of time beginning on the date hereof and continuing until 5:00 p.m., Dallas, Texas time, on:

(A)          the date of termination if your employment is terminated (1) by the Company for any reason other than Cause, (2) by you for Good Reason, (3) due to a Non-Renewal election by you prior to a Change in Control or after the first anniversary of such Change in Control, or (4) due to a Non-Renewal election made by the Company at any time, or

(B)           the date that is twelve (12) months after the date of termination if your employment is terminated (1) by the Company for Cause, (2) by you for  any reason other than Good Reason, or (3) due to any Non-Renewal election made by you after a Change in Control and on or before the first anniversary of such Change in Control.

(d)           If any court or arbitrator determines that any portion of this Section 8 is invalid or unenforceable, the remainder of this Section 8 will not thereby be affected and will be given full effect without regard to the invalid or unenforceable provisions.  If any court or arbitrator construes any of the provisions of this Section 8 to be invalid or unenforceable because of the duration or scope of such provision, such court or arbitrator will be required to reduce the duration or scope of such provision, to the minimum extent necessary so as to be enforceable, and to enforce such provision as so reduced.

9.             Successors; Binding Agreement.

(a)           This Agreement may not be assigned by you other than by will or by the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)           The Company will require any successor to all or substantially all of the business and/or assets of the Company, by a written agreement in form and substance reasonably satisfactory to you, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be considered grounds for you to terminate your employment for Good Reason, and if you do so terminate your employment, you will be entitled to compensation from the Company in the same amount and on the same terms as you would be entitled to pursuant to Section 5(c) if you terminated your employment for Good Reason thereunder after, but before the second anniversary of, a Change in Control.  As used in this Agreement and after any such succession, “Company” will mean the Company as hereinbefore defined and any successor and/or assigns which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.          Miscellaneous.

(a)           Construction.  This Agreement will be deemed drafted equally by both the parties.  Any presumption or principle that the language is to be construed against any party will not apply.

(b)           Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) if sent by any other means, upon receipt.  Any notice or other communication shall be delivered to the address set forth below the Company’s or your signature hereto, as applicable, or to such other address as either party will have furnished to the other in writing in accordance herewith.

(c)           Severability.  Except as otherwise provided in Section 8(d), if any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, except as otherwise provided in Section 8(d), in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)           Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation.

(e)           No Waiver.  Except as expressly set forth in this Agreement, no waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(f)            Equitable and Other Relief.  You acknowledge that money damages would be both incalculable and an insufficient remedy for a breach of Section 7 or 8 by you and that any such breach would cause the Company irreparable harm.  Accordingly, the Company, in addition to any other remedies at law or in equity it may have, will be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 7 or 8 by you.  The parties agree that the only circumstances in which disputes between them will not be subject exclusively to arbitration pursuant to the provisions in Section 10(h) are in connection with a breach of Section 7 or 8 by you.  If the Company files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by you and injunctive relief sought is not awarded, the Company will pay all of your costs and attorneys’ fees.  The parties consent to venue in Dallas County, Texas and to the exclusive jurisdiction of competent state courts or federal courts in the state or district in Dallas County, Texas for all litigation which may be brought, subject to the requirement for arbitration hereunder, with respect to the terms of, and the transactions and relationships contemplated by, this Agreement.

(g)           Entire Agreement.  The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof.  Specifically, you and the Company hereby agree that this Agreement amends, restates and supercedes in its entirety that certain employment letter agreement effective as of November 13, 2003, between you and the Company.

(h)           Arbitration.  Except as otherwise provided in Section 10(f), in the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Agreement (or its termination) or your employment (or termination of employment) by the Company or its Subsidiaries, then, upon the written request of you or us, such dispute or controversy will be submitted to binding arbitration.  Any arbitration will be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted.  The results of arbitration will be binding and conclusive on the parties hereto.  All parties agree that venue for arbitration will be in Dallas County, Texas.  If you are the prevailing party, then you will be entitled to reimbursement by the Company for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration.  All proceedings conducted pursuant to this Section 10(h) will be kept confidential by all parties.  THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES).  REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, YOU AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS.  YOU AND THE COMPANY ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT YOU AND THE COMPANY ARE WAIVING ANY RIGHT THAT YOU OR THE COMPANY MAY HAVE TO A JURY TRIAL OR, OTHER THAN AS EXPRESSLY PROVIDED BY SECTION 10(f), A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.

(i)            Survival.  Sections 3(e), 4, 5, 6, 7, 8, 9 and 10 of this Agreement will survive the termination of this Agreement.

(j)            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

(k)           Amendments.  This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and you.

(l)            Acknowledgement.  You acknowledge that you have read and understand this Agreement (including its legal effect), have had an opportunity to consult legal counsel regarding it, have not acted in reliance upon any representations or promises made by the Company not contained herein, and have entered into this Agreement freely.

(m)          Counterparts.  This Agreement may be executed (including by facsimile transmission) in any number of counterparts.

By signing and countersigning this Agreement in the appropriate space set forth below, we and you have agreed to be bound by the terms and conditions set forth herein, effective as of November 24, 2003.

Sincerely,

TRAMMELL CROW COMPANY,
a Delaware corporation

		By:	/s/	ROBERT E. SULENTIC
		Name:		Robert E. Sulentic
		Title:		Chairman and CEO

		Address:		Trammell Crow Company
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
Attention: General Counsel
Telephone: (214) 863-3000
Fax: (214) 863-3125

ACKNOWLEDGED AND AGREED BY EXECUTIVE:

/s/ WILLIAM F. CONCANNON
Name: William F. Concannon

Address:	[XXXXXXXXXX]
[XXXXXXXXXX]
Telephone:
Fax: